Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is entered into as of October 17, 2022 (the “Effective Date”) by and between Bsquare Corporation (the “Company”) and The Richard A. Karp Trust (“Karp”). The parties may be referred to separately as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, on January 27, 2022, Karp sent a notice of shareholder nomination (the “Nomination Notice”) of three individuals (the “Nominees”) for election to the Company’s board of directors (the “Board”) at the 2022 annual meeting of shareholders (as may be adjourned or postponed, the “2022 Meeting”), and on September 29, 2022, Karp sent a notice (the “14a-19 Notice,” and together with the Nomination Notice, the “Karp Nomination Proposal”) to the Company pursuant to the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended, as to the Nominees.

WHEREAS, the Parties have agreed that, in lieu of a contested election involving the Karp Nomination Proposal, it is in the Parties’ mutual best interest to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

AGREEMENT

1.    Withdrawal of Karp Nomination Proposal, Standstill. Karp hereby withdraws the Karp Nomination Proposal for the 2022 Meeting in full, and agrees that the Nominees are not and will not be presented to the shareholders at the 2022 Meeting or reflected in any proxy statements or related materials relating to the 2022 Meeting. Karp agrees not to nominate, and to use reasonable best efforts to cause its affiliates not to nominate, any person for director of the Company until 30 days before the nomination deadline for the Company’s 2023 annual meeting of shareholders (as may be adjourned or postponed, the “2023 Meeting”), but no later than February 28, 2023.

2.    Board Declassification. The Company agrees that promptly following the execution of this Agreement (not to exceed two trading days), the Company will issue a press release substantially in the form of Exhibit A attached hereto, setting forth the Company’s commitment to begin a phased declassification of the Board (the “Board Declassification”).

3.    Amendment to Articles of Incorporation. In order to facilitate the Board Declassification, the Company agrees to propose to its shareholders, and recommend that the shareholders approve, at the 2023 Meeting, amendments to the Company’s Articles of Incorporation (the “Articles Amendment”) to declassify the Board such that all director terms are to become one-year terms as such directors’ then-current terms expire. For the avoidance of doubt, this means that (a) at the 2023 Meeting, Class I directors will be elected to three-year terms expiring at the 2026 annual meeting of shareholders, (b) at the 2024 annual meeting of shareholders, Class II directors will be elected to one-year terms expiring at the 2025 annual meeting of shareholders, (c) at the 2025 annual meeting of shareholders, Class III directors (and the directors elected as described in clause (b)) will be elected to one-year terms expiring at the 2026 annual meeting of shareholders, and (d) at the 2026 annual meeting of shareholders, all directors will be subject to annual election. The Company further agrees to use its reasonable best efforts to cause its directors and their affiliates to support the Board Declassification by voting in favor of the Articles Amendment at the 2023 Meeting.

4.    Consideration of Karp Nominee. The Company agrees that promptly following the 2022 Meeting, the Company will give expedited consideration to either appointing Richard A. Karp to the Board prior to the 2023 Meeting or including Mr. Karp as a nominee for election as a Class I director at the 2023 Meeting.

5.    Annual Meeting Date. The Company agrees that it will hold the 2023 Meeting and its 2024 annual meeting of shareholders (the “2024 Meeting”), in June of such years, consistent with its historical meeting cadence prior to 2022, absent the Board determining in good faith that due to extraordinary circumstances it is in the best interests of shareholders to delay the 2023 Meeting or the 2024 Meeting.

6.    Mutual Non-Disclosure Agreement. Pursuant to that certain Mutual Non-Disclosure Agreement entered into September 29, 2022, between the Company and Richard A. Karp (the “MNDA”), Mr. Karp and the Company are subject to certain nondisclosure and nonuse obligations set forth in Section 2 therein (the “Nondisclosure and Nonuse Obligations”). Notwithstanding any provisions in Section 2 of the MNDA to the contrary, the Company agrees that the Nondisclosure and Nonuse Obligations of Mr. Karp shall cease three days following the Company’s earnings announcement for the third quarter of 2022. For the avoidance of doubt, nothing in this Section 5, is intended to amend or restrict any other provision of the MNDA.

7.    Expense Reimbursement. Each party agrees to bear its own expenses in connection with the Karp Nomination Proposal, the negotiation, execution, and effectuation of this Agreement, and all related matters (the “Subject Matters”); provided, however, that the Company shall reimburse Karp for its reasonable and documented legal fees and expenses incurred in connection with the Subject Matters, in an amount not to exceed $25,000.

8.    Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, officers, key employees or directors shall have breached this Section 7, neither it nor any of its respective agents, officers, key employees or directors will make, either publicly or privately, verbally or in writing, any derogatory, disparaging, or untruthful statements about the other Party, or its directors or its executive officers to any other person or entity relating to the Subject Matters. Notwithstanding the foregoing, nothing in this provision shall be construed to require Karp or its affiliates, or the Company or any of its executive officers or directors, to testify dishonestly if compelled by operation of law to provide sworn testimony about any party hereto, to refrain from participating or cooperating in a governmental investigation, or to refrain from seeking to enforce the terms of this Agreement. If either Party violates their obligations under this Section 7, the other Party’s obligations pursuant to this Section 7 shall terminate, in addition to any other rights and remedies such other Party may have at law or in equity.

9.    Severability. In the event that any provision or part of any provision of this Agreement should be held to be invalid or for any reason unenforceable, such provision shall be reformed to the maximum extent permitted by law, and the remaining portions of this Agreement shall remain in full force and effect to the maximum extent permitted by law.

10.    Headings. Headings used in this Agreement, as designated by bold typeface, are for convenience only and shall not be used to interpret or construe the Agreement’s provisions.

11.    Counterparts. This Agreement may be executed in any number of duplicate originals, photocopies, facsimiles or PDFs, each of which shall be deemed an original, and all of which (once each Party has executed and returned to the other Parties at least one such duplicate original, photocopy, facsimile or PDF) will constitute one and the same document.

12.    Governing Law; Venue and Jurisdiction. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington, without regard to principles of conflict of laws. The Parties agree that any suit, action or other proceeding arising out of or related to this Agreement, or the subject matters hereof, may be brought only in the United States District Court for the District of Washington or, if there is no federal subject matter jurisdiction, in any state court of Washington sitting in King County, Washington, and each Party hereby consents and submits to the exclusive personal jurisdiction of those courts.

13.    Injunctive Relief. The Parties acknowledge and agree that the breach by either Party will cause irreparable and continuing damage to the other Party for which money damages are insufficient, and such other Party shall be entitled to seek injunctive relief and/or a decree for specific performance, and other relief as may be proper (including money damages if appropriate).

14.    Entire Agreement; Modification; Waiver. This Agreement constitutes an integrated written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof and superseding in all respects any and all prior written or oral agreements between or among the Parties. With the exception of Section 2 of this Agreement, nothing in this Agreement, is intended to amend or restrict the provisions of the MNDA. Karp represents and warrants that he is not relying on any promises or representations that do not appear written herein. No modification, amendment or waiver of any of the provisions contained in this Agreement shall be binding upon any Party hereto unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party.

15.    Knowing and Voluntary Agreement. Each Party enters into this Agreement as a matter of free will and has not been pressured or coerced in any way whatever into signing this Agreement.

16.    Signatures and Effective Date. The “Effective Date” of this Agreement shall be the date of the last party to sign the Agreement. No Party shall incur a duty or enjoy a benefit from the Agreement prior to the Effective Date.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Bsquare Corporation

Dated: October 17, 2022

By: /s/ Ralph C. Derrickson

Name: Ralph C. Derrickson

Title: President and CEO

The Richard A. Karp Trust

Dated: October 17, 2022

By: /s/ Richard A. Karp

Name: Richard A. Karp

Title: Trustee

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